Exhibit 99.1

 JOULE Inc. Reports Fiscal 2003 Fourth-Quarter and Full-Year Financial Results

    EDISON, N.J.--(BUSINESS WIRE)--Dec. 16, 2003--The management of JOULE Inc. (AMEX:JOL) today announced its financial results for the fiscal 2003 fourth quarter and full year ended September 30, 2003. In late November, JAC Acquisition Company, Inc., which is owned by Emanuel Logothetis, the Chairman of Joule, his family and John G. Wellman, Jr., the Company's President and Chief Operating Officer, announced a going private transaction in the form of a cash tender offer to purchase the outstanding shares of Joule not owned by the Logothetis family and Mr. Wellman for $1.52 per share.
    For the 2003 fiscal fourth quarter, revenues were $17,393,000, down 6.3 percent compared with last year's fourth-quarter revenues of $18,565,000. The company reported net income for the final quarter of fiscal 2003 of $50,000, or $0.01 per basic and diluted share, versus $107,000, or $0.03 per basic and diluted share, for fiscal 2002's final quarter. In the 2003 fourth quarter, costs of $50,000 were incurred related to the going private transaction.
    For fiscal year 2003, revenues of $68,717,000 declined 5.6 percent from the prior year's revenues of $72,796,000. The fiscal 2003 net loss was $264,000, or $0.07 per basic and diluted share, compared with a net loss of $162,000, or $0.04 per basic and diluted share, for fiscal 2002.
    John G. Wellman, Jr., JOULE's President and Chief Operating Officer, stated, "The fourth quarter results reflect our continued attention to cost controls even as revenue declined slightly from the previous quarter and was below the prior year fourth quarter. The generally positive economic news that is being reported has not translated into overall greater demand for our services at this time."
    JOULE Inc. is a staffing company providing a variety of technical, commercial and industrial services. Established in 1965, JOULE Inc. operates 15 branch offices, primarily in the greater New Jersey area as well as Alabama, Illinois and Massachusetts.
    This news release includes forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. Factors that could cause the Company's actual results and financial condition to differ from the Company's expectations include, but are not limited to, a change in economic conditions that adversely affects the level of demand for the Company's services, competitive market and pricing pressures, the availability of qualified temporary workers, the ability of the Company to manage growth through improved information systems and the training and retention of new staff, and government regulation.

                               JOULE INC.
                         Financial Highlights
               (In thousands, except per-share amounts)

                                        Three Months     Fiscal Year
                                            Ended:          Ended:
                                        September 30,   September 30,
                                         2003    2002    2003    2002
                                      ------- ------- ------- -------
  Revenues                            $17,393 $18,565 $68,717 $72,796
  Income (loss) before income taxes        99     226    (416)   (259)
  Income tax provision (benefit)           49     119    (152)    (97)
                                      ------- ------- ------- -------
  Net income (loss)                       $50    $107   $(264)  $(162)
                                      ======= ======= ======= =======
  Basic earnings (loss) per share       $0.01   $0.03 $( 0.07) $(0.04)
                                      ======= ======= ======= =======
  Diluted earnings (loss) per share     $0.01   $0.03 $( 0.07) $(0.04)
                                      ======= ======= ======= =======

  Common shares outstanding-basic       3,684   3,682   3,684   3,682

  Common shares and common equivalents
   outstanding                          3,686   3,685   3,684   3,682

    CONTACT: JOULE Inc.
             John G. Wellman, Jr., 732-548-5444